Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL TO THE COMPANY) SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED

Warrant No. 03252011	To Purchase 13,575,000 Shares
of Class A Common Stock
($0.001 par value)

WARRANT
YTB INTERNATIONAL, INC.

INCORPORATED UNDER THE
LAWS OF THE STATE OF DELAWARE

§ 1 Basic Terms»

.  This certifies that, for value received, the registered owner is entitled, subject to the terms and conditions of this Warrant, from the date of issue until the expiration date and time shown below (the “Expiration Date”), to purchase 13,575,000 shares of the Class A Common Stock, par value $0.001 (the “Common Stock”), of YTB International, Inc. (the “Company”) from the Company at the Purchase Price shown below (the “Purchase Price”), on delivery of this Warrant to the Company with the exercise form duly executed and payment of the Purchase Price (in cash or by certified or bank cashier’s check payable to the order of the Company by wire transfer to the Company’s designated account for each share purchased.

Registered Owner:	Wood River Capital, LLC

Purchase Price:	$0.032 per share

Expiration Date and Time:	5:00 p.m., Wood River, Illinois time, March 25, 2016

§ 2 Company’s Covenants as to Common Stock»

.  Promptly after the exercise of this Warrant and the payment of the Purchase Price pursuant to § 1, the Company will issue to the Registered Owner or upon the order of the Registered Owner hereof, a certificate or certificates for the number of whole shares of Common Stock to which the Registered Owner is entitled.  Shares deliverable on the exercise of this Warrant shall, at delivery, be fully paid and nonassessable, free from taxes, liens, and charges with respect to their purchase.  The Company shall take any necessary steps to assure that the par value per share of the Common Stock is at all times equal to or less than the Purchase Price per share of the Common Stock issuable pursuant to this Warrant.  The Company shall at all times reserve and hold available solely for issuance and delivery upon the exercise of this Warrant, sufficient shares of Common Stock to satisfy all conversion and purchase rights of outstanding convertible securities, options and warrants.

§ 3 Method of Exercise»

.  The purchase rights represented by this Warrant are exercisable at the option of the registered owner in whole or in part, at any time and from time to time within the period above specified.  In case of the exercise of this Warrant for fewer than all the shares then purchasable hereunder, the Company shall cancel this Warrant and execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable.

§ 4 Adjustment of Shares Purchasable»

.  The number of shares purchasable hereunder and the Purchase Price per share are subject to adjustment from time to time as specified in this Warrant.

§ 5 Limited Rights of Owner»

.  This Warrant does not entitle the owner to any voting rights or other rights as a stockholder of the Company, or to any other rights whatsoever except the rights herein expressed.  No dividends are payable or will accrue on this Warrant or the shares purchasable hereunder until, and except to the extent that, this Warrant is exercised.

§ 6 Exchange for Other Denominations»

.  This Warrant is exchangeable, on its surrender by the registered owner to the Company, for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder in denominations designated by the registered owner at the time of surrender.

§ 7 Transfer»

.  The Common Stock issuable upon exercise of this Warrant is transferable only on the books of the Company by the registered owner in person or by attorney, upon surrender of such Common Stock, properly endorsed.

§ 8 Recognition of Registered Owner»

.  Prior to due presentment for registration of transfer of this Warrant, the Company may treat the registered owner as the person exclusively entitled to receive notices and otherwise to exercise rights hereunder.

§ 9 Adjustments of Purchase Price and Number of Shares»

.  The Purchase Price in effect at any time, and the number and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)
In case the Company shall hereafter (i) declare a dividend or a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue other securities of the Company by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Purchase Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the owner of any Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.  If any cash is paid or other property that is not stock or securities described above (“Other Property”) is distributed in conjunction with the issuance of distribution of or change in stock or securities described in the foregoing sentence, then the aggregate purchase price for the Common Stock will be reduced by the amount of cash and the value of the Other Property Registered Owner would have received had it exercised this Warrant provided in the foregoing sentence.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)
If after the date of this agreement, Company purchases for cash or property (other than in exchange for shares of Company’s stock) shares of Company’s Common Stock for a price per share in excess of the then current market value of each share purchased, then the price under this Warrant for each share of Common Stock will be reduced by the amount of such excess.  Property will be valued at the time the purchase price is payable.  Values under this §9(b) will be determined by Company’s board of directors in good faith, and their determination will be final, binding and conclusive on all parties.  Company will furnish Registered Owner with a statement of the valuations under this § 9(b).  The acquisition by Company of Common Stock in exchange, in whole or in part, for Company’s debt will be governed by the provisions of this § 9(b) – and not by the provisions of § 9(a).

(c)
If after the date of this agreement, Company issues any Common Stock or other warrants, options or rights to purchase any Common Stock, and if the purchase price for such Common Stock or other warrants, options or rights (the “Issue Price”) is less than the then current market price, and if any such issuance takes place when the Common Stock is not publicly traded, then the Purchase Price under this Warrant will be reduced to the Issue Price.  The Issue Price of Common Stock under any warrant, option or other right will not include the price paid for the warrant, option or other right.

The Company shall not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of making this Warrant exercisable for less than one share of Common Stock.

§ 10 Effect of Merger Etc»

.  If the Company consolidates with or merges into another corporation, the Registered Owner shall thereafter be entitled on exercise to purchase, with respect to each share of Common Stock purchasable hereunder immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of one share of Common Stock is entitled in the consolidation or merger without any change in or payment in addition to the Purchase Price in effect immediately prior to the merger or consolidation.  The Company shall take any necessary steps in connection with a consolidation or merger to assure that all the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, to any securities or other consideration so deliverable on exercise of this Warrant.  The Company shall not consolidate or merge unless, prior to consummation, the successor Company (if other than the Company) assumes the obligations of this paragraph by written instrument executed and mailed to the Registered Owner at the address of the owner on the books of the Company.

§ 11 Notice of Adjustment»

.  On the happening of an event requiring an adjustment of the Purchase Price or the shares purchasable hereunder, the Company shall forthwith give written notice to the Registered Owner stating the adjusted Purchase Price and number and kind of securities or other property purchasable hereunder resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.  The Board of Directors of the Company, acting in good faith, shall determine the calculation.

§ 12 Notice and Effect of Dissolution. Etc»

.  In case a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation or merger covered by § 10 above) is at any time proposed, the Company shall give at least 30 days’ prior written notice to the Registered Owner.  Such notice shall contain: (a) the date on which the transaction is to take place; (b) the record date (which shall be at least 30 days after the giving of the notice) as of which holders of Common Stock will be entitled to receive distributions as a result of the transaction; (c) a brief description of the transaction; (d) a brief description of the distributions to be made to holders of Common Stock as a result of the transaction; and (e) an estimate of the fair value of the distributions.  Company shall not voluntarily dissolve, liquidate or wind-up without the prior written consent of Registered Owner, which consent shall not be unreasonably withheld, delayed or conditioned.  On the date of the transaction, if it actually occurs, this Warrant and all rights hereunder shall terminate.

§ 13 Method of Giving Notice: Extent Required»

.  Notices shall be given by first class mail, postage prepaid, addressed to the Registered Owner at the address of the owner appearing in the records of the Company.  No notice to Warrant holders is required except as specified herein.

§ 14 Restrictions on Transfer»

.  This Warrant has not been registered under the Securities Act of 1933, as amended.  This Warrant has been purchased for investment and not with a view to distribution or resale, and may not be made subject to a security interest, pledged, hypothecated, or otherwise transferred without an effective registration statement for such Warrant under the Securities Act of 1933, as amended, or an opinion of counsel for the Company or other counsel reasonably acceptable to the Company that registration is not required under such Act.  Any certificates for Common Stock issued upon the exercise of this Warrant shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended.  These shares have been acquired for investment and not with a view to distribution or resale, and may not be made subject to a security interest, pledged, hypothecated, or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, as amended, or an opinion of counsel for the Company or other counsel reasonably acceptable to the Company that registration is not required under such Act.”

§ 15 Rule 144 Reporting»

.  With a view to making available to the holders of this Warrant or any holders of shares of Common Stock issued or issuable upon exercise thereof the benefits of certain rules and regulations of the Commission which may permit the sale of shares of Common Stock issuable upon exercise thereof to the public without registration, the Company agrees, after such time as a public market exists for the Common Shares, to:

(a) make and keep public information available as those terms are understood and defined in Rule144;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; and

(c) furnish to the holder of this Warrant or shares of Common Stock issued upon the exercise thereof forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company filed with the Commission, if any, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such holders may reasonably request in availing themselves of any rule or regulation of the Commission allowing them to sell securities without registration under the Securities Act.

§ 16 Assignment»

.  Registered Owner may assign this Warrant and all rights and benefits contained therein to any of its parent, affiliates or subsidiaries, effective upon delivery of notice thereof to Company.  Upon the effective date of such assignment, the assignee shall be deemed the Registered Owner hereof.

§ 17 Information»

.  Company shall promptly provide to Registered Owner all information provided to Company’s shareholders so long as this Warrant is outstanding.

§ 18 Replacement of Warrant»

.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in such reasonable amount as the Company may determine, or (in the case of mutilation) upon surrender and cancellation thereof, the Company at its expense, will issue a replacement warrant in substantially identical form to this Warrant.

§ 19 Headings»

.  The headings in this Warrant are for purposes of reference only and shall not be deemed to constitute a part hereof.

§ 20 Governing Law»

.  This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed this 25th day of March, 2011 by its corporate officer thereunto duly authorized.

YTB INTERNATIONAL, INC.

By:	/s/ Robert M. Van Patten
Name: Robert M. Van Patten
Title: President

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

For value received, the undersigned registered holder of the within Warranty hereby sells, assigns and transfers unto ______________ the right represented by such Warrant to purchase _______ shares of Class A Common Stock of YTB INTERNATIONAL, INC. to which such Warrant relates, and appoints Attorney to make such transfer on the books of YTB INTERNATIONAL, INC. maintained for such purpose, with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City)(State)(Zip Code)
Signed in the presence of: